UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

         Date of Report (Date of earliest event reported): July 2, 2001


                          TAPISTRON INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


Georgia                             0-20309                    58-1684918
(State or other                  (Commission                 (I.R.S. Employer
jurisdiction                      File Number)               Identification No.)
of incorporation)


       6203 Alabama Highway; Ringgold, Georgia                       30736-1067
       (Address of principal executive offices)                      (Zip Code)


                                 (706) 965-9300
              (Registrant's telephone number, including area code)


Item 5.  Other Events

Voluntary Petition in Bankruptcy Filed. Tapistron International, Inc. filed a Voluntary Petition under Chapter 11 of the U.S. Bankruptcy Code at 8:20 am, EST, on July 2, 2001, in the U.S. Bankruptcy Court located in Chattanooga, Tennessee.

Resignation of Jack F. Godfrey from Board of Directors. On June 5, 2001, Jack F. Godfrey delivered his letter of resignation as a member of the Board of Directors of Tapistron International, Inc. to the Chairman of the Board. Mr. Godfrey is President and CEO of Wayn-Tex, Inc., a company unrelated to Tapistron International, Inc. Mr. Godfrey resigned because his responsibilities at Wayn-Tex, Inc. made it difficult for him to meaningfully contribute as a Board member. Mr. Godfrey is the beneficial owner of 20,000 shares of the company's common stock. His term would have expired at the 2002 annual meeting of the company's shareholders. His position on the Board will remain vacant at this time.

Item 5.  Other Events Continued

Resignation of Douglas H. Hoskins from Board of Directors. On June 26, 2001, Douglas H. Hoskins delivered his letter of resignation as a member of the Board of Directors of Tapistron International, Inc. to the Chairman of the Board. Mr. Hoskins explained that his resignation was due to limitations on his time and his unavailability to be a contributing member of the Board. Mr. Hoskins is not a shareholder of the company. His term would have expired at the 2003 annual meeting of the company's shareholders. His position on the Board has been filled by Bruce C. Elliston.

Election of Bruce C. Elliston as a Member of the Board of Directors. Bruce C. Elliston was elected on June 29, 2001, by unanimous vote of the Board of Directors of Tapistron International, Inc. to serve the term left vacant by Mr. Hoskins. Mr. Elliston will serve until the expiration of Mr. Hoskins' term, which would have expired at the 2003 annual meeting of the company's shareholders. Mr. Elliston also serves as the company's Executive Vice President. Mr. Elliston is the beneficial owner of 39,600 shares of the company's common stock, and owns options to acquire an additional 326,000 shares of the company's common stock upon the exercise of options granted under the company's 1992 Stock Option Plan.




                                   Signatures


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           Tapistron International, Inc.
                                           (Registrant)



   July 2, 2001                            By  /s/ Rodney C. Hardeman, Jr.
                                               ---------------------------
                                                   Rodney C. Hardeman, Jr.
                                           President and Chief Executive Officer